Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated September 27, 2013 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Biota Pharmaceuticals, Inc.'s Annual Report on Form 10-K for the year ended June 30, 2014.

/s/ PricewaterhouseCoopers

Melbourne, Australia

June 26, 2015